Exhibit 99

Piper Jaffray Companies 800 Nicollet Mall, Minneapolis, MN 55402-7020

C O N T A C T
Susan Beatty Media Relations Tel: 612 303-5680

FOR IMMEDIATE RELEASE

Piper Jaffray to Add Electronic Trading Capability; Signs Definitive Agreement to Acquire Vie Securities, LLC

MINNEAPOLIS — September 22, 2004 — Piper Jaffray Companies announced today that it has signed a definitive agreement to acquire Vie Securities, LLC, the broker-dealer subsidiary of parent Vie Financial Group, Inc., for a cash purchase price of $15 million. Vie Securities is a leading provider of algorithm-based, electronic execution services. This new capability will allow Piper Jaffray to offer its institutional clients a full suite of trading products, meeting the increased demand for automated, cost-effective execution services. The transaction, which is expected to close in the fourth quarter of 2004, has been approved by holders of more than 96 percent of the outstanding shares of common stock of Vie Financial Group and is subject to receipt of certain approvals from the NYSE and the NASD. The transaction is expected to have an immaterial effect on Piper Jaffray’s earnings in 2004 and 2005, and be accretive in 2006.

“After considerable market evaluation, we determined that Vie Securities was the best strategic fit for our clients and our firm,” said Andrew Duff, chairman and CEO of Piper Jaffray Companies. “We will continue to offer high quality, high touch trading execution and expect this new acquisition to be complementary, fulfilling the increasing client demand for value-added, algorithm-based trading services.”

The acquisition includes proprietary algorithms, direct market access systems, licensed trading technology, and approximately 25 employees based in New York, who will transition to Piper Jaffray’s New York office next year. Vie Securities CEO Dean Stamos will continue to lead the business, reporting to Mark Donahoe, head of Equity Trading at Piper Jaffray. Vie clients will continue to receive service under the Vie name until the transaction closes.

“We are looking forward to this new relationship,” said Dean Stamos, CEO of Vie Securities, LLC. “Piper Jaffray’s large base of buy-side clients, financial strength, and client-focused, non-proprietary trading platform coupled with our expertise in providing state-of-the-art electronic solutions make this a strong strategic and cultural fit.”

Piper Jaffray will offer the Vie Securities capability as part of its broader, client-focused equity trading platform. In order to maintain confidentiality of all client trading data, the electronic trading execution service will be operated independently from the traditional market-making activities.

About Piper Jaffray Companies

Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Investment Research, an independent group reporting to the CEO, supports clients of both segments. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 3,000 employees in 111 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

About Vie Financial Group, Inc.

Headquartered in New York City, Vie Financial Group, Inc. (OTC BB: VIFI) provides a suite of automated execution products to buy-side and sell-side customers through its Vie Securities, LLC broker-dealer subsidiary. These products employ both proprietary and licensed trading technology and sophisticated trading algorithms that determine, in real time, the most efficient manner to trade and secure the client benchmark for individual stocks or baskets. Vie’s algorithm-based systems apply powerful mathematical modeling tools to the execution of clients’ orders in the most efficient manner possible by analyzing vast amounts of information and intelligently applying that analysis to the trading process. Vie acts in both an agency and principal capacity but has no proprietary trading desk.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies, including the effect of the acquisition of Vie Securities, LLC, on Piper Jaffray’s earnings. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) costs or difficulties relating to the integration of the Vie Securities and Piper Jaffray businesses may be greater than expected, (2) Piper Jaffray may be unable to achieve benefits relating to the acquisition as fully as expected or within the expected time frame, and revenues may be lower than expected, (3) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, Piper Jaffray’s business and profitability, (4) Piper Jaffray may not be able to compete successfully with other companies in the financial services industry, (5) Piper Jaffray’s technology systems are critical components of its operations and the failure of those systems may disrupt its business, cause financial loss and constrain its growth, and (6) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to Piper Jaffray’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and in its subsequent reports filed with the SEC. These reports are available at Piper Jaffray’s Web site at www.piperjaffray.com and at the SEC’s Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and Piper Jaffray undertakes no obligation to update them in light of new information or future events.

Since 1895. Member SIPC and NYSE.
© 2004 Piper Jaffray Companies, 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020